UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2010
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SunPower Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-34166	94-3008969
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

3939 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500
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   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

On March 26, 2010, SunPower Corporation (“SunPower” or the “Company”) completed the previously announced acquisition (the “Acquisition”) of SunRay Malta Holdings Limited, a company organized under the laws of Malta (“SunRay”), and the shareholders of SunRay named therein, under which SunPower agreed to purchase all the issued share capital of SunRay.  As a result of the completion of the Acquisition, SunRay has become a wholly-owned subsidiary of SunPower.  SunPower expects to operate SunRay as a stand alone business unit, and it will retain its own facilities and management team within the overall SunPower reporting structure.

Upon the completion of the Acquisition, the shareholders of SunRay exchanged all of their share capital of SunRay in exchange for their respective share of the purchase price paid by SunPower and SunPower became the sole owner of SunRay.  The total consideration for the acquisition was approximately $277 million, including approximately $263 million in cash and $14 million in promissory notes.

Item 7.01    Regulation FD Disclosure.

On March 29, 2010 SunPower issued a press release announcing the completion of the Acquisition.  The full text of the press release is being furnished as Exhibit 99.1 to this report.

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: March 29, 2010	By:	/s/ Bruce Ledesma
Name: Bruce Ledesma
Title: General Counsel

EXHIBIT INDEX

99.1	Press release.